Exhibit 10.1

RETAIL LEASE

THIS RETAIL LEASE, made as of October 15, 2025 (“Effective Date”), between RWBP HIGHLAND, L.P., a California limited partnership (“Landlord”), and LIMITLESS ENTERTAINMENT GROUP INC.., a Florida corporation (“Tenant”).

In consideration of the obligations of Tenant to pay rent and other charges as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described herein for the term and subject to the terms and conditions set forth herein.

ARTICLE 1. INTRODUCTORY PROVISIONS

1.1. FUNDAMENTAL LEASE PROVISIONS. Certain fundamental provisions are presented in this Section 1.1 in summary form to facilitate convenient reference by the parties hereto:

(a) Tenant’s Trade Name	Limitless Entertainment Group Inc. (Section 7.1)

(b) Term	Five (5) years, commencing on the Rent Commencement Date. Subject to Article 3, Tenant shall have one (1) option period of five (5) years. (Article 3)

(b-1) Commencement Date	Upon mutual execution of the Lease.

(c) Premises Space Address	1724 N Highland Avenue Suite 270 Los Angeles, California 90028

(d) GLA Premises	Approximately 3,815 rentable square feet

(e) GLA Project	Approximately 246,757 square feet of GLA (Section 1.5)

(e-1) GLA in Retail Component	Approximately 8,681 square feet of GLA (Section 1.5)

(f) Tenant’s Pro Rata Share	Except as hereinafter provided, Tenant’s “Pro Rata Share” shall be defined as the percentage that the gross leasable area (“GLA”) of the Premises bears to the entire GLA of the Project or the Retail Component, as is reasonably determined by Landlord from time to time.

(g) Minimum Rent	Period (Initial Term)	Minimum Rent (Monthly)	Minimum Monthly Rent (psf)

	2/1/26 – 1/31/27 2/1/27 – 1/31/28 2/1/28 – 1/31/29 2/1/29 – 1/31/30 2/1/30 – 1/31/31	$14,306.25* $15,260.00 $15,260.00 $16,213.75 $16,213.75	$14,306.25* $15,260.00 $15,260.00 $16,213.75 $16,213.75

	Option Period	As determined under Section 4.2(b) below. *Subject to reduction through application of Tenant Improvement Allowance.	As determined under Section 4.2(b) below.

(h) Reserved	Reserved.

(i) Rent Commencement	Tenant’s obligation to pay Minimum Rent shall commence on February 1, 2026.

(j) Additional Rent	Initially, not more than one dollar and no cents ($1.00) per square foot of GLA in the Premises per month; and increased three percent (3%) per year throughout the remainder of the Term of the Lease, including Option Period(s) if applicable. (Section 4.6 and 8.8)

	(Initial Term)	(Option Period)

	Year 1: $1.00 per square foot	Year 6: $1.19 per square foot

	Year 2: $1.06 per square foot	Year 7: $1.23 per square foot

	Year 3: $1.09 per square foot	Year 8: $1.27 per square foot

	Year 4: $1.13 per square foot	Year 9: $1.30 per square foot

	Year 5: $1.16 per square foot	Year 10: $1.34 per square foot

(k) Permitted Use	Subject to Section 1.6, the operation of a first-class studio fitness, private fitness training facility, and for company promotional events and company content creation. The Premises shall be used for no other purpose whatsoever. (Article 7)

(l) Guarantors	Jas Mathur (see Exhibit D)

(m) Default Rate	The lesser of ten percent (10.0%) per annum or the maximum lawful rate of interest permitted by applicable law. (Sections 18.2 and 27.12)

(n) Security Deposit	$97,282.50. (Section 28.1)

(o) Prepaid Rent	The first full month’s Minimum Rent shall be due and payable upon the Effective Date. (Section 4.2)

(p) Brokers	Lee Shapiro of Kennedy-Wilson Properties, Ltd. represents Landlord in connection with this Lease. (Section 27 .5)

(q) Tenant Improvement Allowance	$38,150.00 ($10.00/rsf) for the Tenant Improvements as further described in and to be disbursed pursuant to the terms and conditions set forth in Exhibit C

(r) Address for Notice

To Landlord:	RWBP Highlands, L.P. C/O Redwood Partners, Inc. 32932 Pacific Coast Highway, #14-388 Dana Point, CA 92629 Attention: Asset Manager

With copy to:	Eisner, LLP 9601 Wilshire Blvd., 7th Floor Beverly Hills, CA 90210 Attn: Jason VanMeetren

To Tenant:	Prior to Tenant opening for business: Limitless Entertainment Group Inc. 9777 Wilshire Blvd, Suite 400 Beverly Hills CA 90212 Attention: Jas Mathur After Tenant opening for business: At the Premises

Parking	Parking provided in the garaged located off Yucca Avenue for Tenant’s customers. A validation period of 90 minutes will be provided by Landlord. Tenant’s employees will be required to purchase monthly parking passes at prevailing rates.

LEASE PROVISIONS

1.2. REFERENCES AND CONFLICTS. References appearing in Section 1.1 shall be construed to incorporate all of the terms provided for under such provisions, and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between any of the Fundamental Lease Provisions set forth in Section 1.1 and any other provision of this Lease, the latter shall control.

1.3. EXHIBITS. The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:

(a)	Exhibit A	Legal Description of the Project

(b)	Exhibit B	Site Plan

(c)	Exhibit C	Tenant’s Work Letter

	Exhibit C-1	Contractor Insurance Requirements

	Exhibit C-2	Tenant’s Signage Specifications

(d)	Exhibit D	Lease Guaranty Agreement

(e)	Exhibit E	Intentionally Omitted

(f)	Exhibit F	Prohibited Uses

(g)	Exhibit G	Judicial Referee

(h)	Exhibit H	Description of Landlord’s Work

1.4. THE PROJECT. The “Project” means the land described in Exhibit “A” and depicted on Exhibit “B” (the “Real Property”) located at N. Highland Avenue and Yucca Street in the City of Hollywood, California and the mixed use improvements thereon, including residential units (the “Residential Component”, and a retail component (the “Retail Component”) constituting an integrated Project, as the same may be modified, altered, reduced or expanded from time to time throughout the Term of this Lease. Landlord may at any time and from time to time change the shape, size, location, number, height and extent of the improvements in the Project and eliminate or add any improvements to any portion of the Project and add land thereto or eliminate land therefrom. Notwithstanding the foregoing, Tenant acknowledges that Landlord has no control over sidewalks and public areas.

1.5. GROSS LEASABLE AREA.

(a) At the Commencement Date, GLA means, with respect to: (i) the Premises, the number of square feet set forth in Section 1.1(d); (ii) the Project, the number of square feet set forth in Section 1.1(e); and (iii) the Retail Component, the number of square feet set forth in Section 1.1(e-1). Tenant acknowledges that as of the Commencement Date, the number of square feet set forth in clauses (i) – (iii) above, inclusive, is deemed conclusive and not subject to re-measurement.

(b) If additions or deletions are made to the Premises, Retail Component or Project and it becomes necessary (in Landlord’s sole discretion) to recalculate the GLA of the modified space, then GLA shall be defined as the actual number of square feet of area on all levels for the exclusive use and occupancy by the occupant thereof, including, without limitation, any basements (but excluding Common Areas and excluding stock mezzanines and Project management office space) measured from the exterior face of exterior walls, the exterior face of service corridor walls and the centerline of interior demising walls. No deduction shall be made for columns, stairs, elevators or any interior construction or equipment.

1.6 CC&Rs / DECLARATIONS. Landlord contemplates that at some time in the future, the Project may be subject to a declaration of covenants, conditions and restrictions and/ or a reciprocal easement agreement (collectively, “Declarations”). Subject to the following provisions of this Section 1.6, should Landlord elect to subject to the Project to Declarations, Landlord agrees to provide a draft copy of the Declarations to Tenant. Once recorded, the Declarations shall remain in effect in accordance with the terms thereof. The Declarations will be binding upon and enforceable against the Project and all owners, tenants, or other occupants, mortgages and other parties holding any interest in any portion of the Project. Landlord shall provide to Tenant a true, correct and complete copy of the Declarations (including all exhibits thereto). Tenant expressly acknowledges that this Lease shall be automatically subordinated to the Declarations and Tenant agrees to abide by the terms, covenants and conditions contained in the Declarations, including, without limitation, the exclusives and use restrictions contained therein insofar as the same are applicable to Tenant and/ or the Premises. Landlord agrees that declarations shall not include any provisions that are inconsistent with the rights of Tenant under this Lease or materially and adversely affects Tenant or its ability to conduct business at the Premises as permitted in this Lease or access to the Parking, except with the prior written consent of Tenant.

ARTICLE 1. PREMISES

1.1. LEASE OF PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the Term, at the rent, and upon the terms, covenants and conditions herein set forth.

1.2. PREMISES DEFINED. The term “Premises” means the space situated in the Retail Component in the location marked on Exhibit B and shall consist of the space thereat within the walls, structural floor and the bottom of the floor above the Premises. Landlord reserves for itself, the right from time to time, to install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of Project and the Premises. Use of the roof of the Project is exclusively reserved to Landlord.

1.3. DELIVERY OF PREMISES. Landlord agrees to deliver to Tenant, and Tenant agrees to accept from Landlord, possession of the Premises in its current as-is condition.

1.4. CONDITIONS PRECEDENT TO DELIVERY. Notwithstanding the foregoing, Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (a) a copy of this Lease, fully executed by Tenant and the guaranty of Tenant’s obligations under this Lease executed by the Guarantor, (b) the Prepaid Rent (defined in Section 4.2 below), (c) the Security Deposit; (d) evidence that LADWP and Gas Company services to suite in Tenant’s name, and (e) copies of policies of insurance or certificates thereof as required under Article 11 of this Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Project, or the condition thereof, or with respect to the suitability thereof for the conduct of Tenant’s business.

1.5. TENANT’S WORK; LANDLORD’S RIGHT TO TERMINATE LEASE.

(a) No later than ten (10) days after the Delivery Date, Tenant shall commence the Tenant Improvements specified in the Tenant Work Letter attached hereto as Exhibit C, including without limitation, submitting permit ready plans and specifications to Landlord for its approval no later than the tenth (10th) day after the Delivery Date. Tenant hereby covenants and agrees to open for business for the Permitted Use, fully staffed, fixturized and properly inventoried, no later than ninety (90) days following the Delivery Date. By opening for business, Tenant shall be deemed to have acknowledged that all obligations to be performed by Landlord on or before the opening of the Premises have been fully performed.

ARTICLE 3. TERM

3.1. TERMS OF THIS LEASE. The Term of this Lease shall commence on the Commencement Date and shall continue for a period of five (5) years from the Rent Commencement Date.

3.2. NOTICE OF LEASE DATES. At any time following the Commencement Date, and within ten (10) days after Landlord’s request, Tenant shall execute a written confirmation of the Commencement Date and expiration date of the Term, which information shall be binding upon Tenant unless Tenant objects thereto in writing within such ten (10) day period.

3.3. OPTION TO EXTEND. If, at the end of the Term of this Lease (as may have been extended), (a) Tenant is not in default of any of the terms, conditions or covenants of this Lease, beyond any applicable notice and cure period, (bi) Tenant has not assigned or sublet the Premises, except to an entity, parent company, subsidiary, or affiliate with Landlord’s consent, if required; and (c) Tenant has continuously (except for Permitted Closures or other temporary closures agreed to by Landlord in advance in writing) used the Premises for its intended use, then Tenant shall have the option to extend the Lease Term (“Extension Option”) for one (1) additional period of five (5) years (hereinafter referred to as an “Option Period”) upon the same terms and conditions contained in this Lease with the following exceptions:

(a) The Minimum Rent for the Option Period shall be equal to 103.0% of the annual Minimum Rent paid in the previous lease year and shall increase by 3% in each subsequent year of the renewal period.

(b) There shall be no further extensions of the Lease Term following the expiration of the Option Period unless granted by Landlord in writing; and

(c) Tenant will not be granted any rental concessions, rental abatement or finish-out allowances during any Option Period.

Tenant acknowledges and agrees that the Extension Option is NOT assignable separate and apart from this Lease.

3.4. OPTION NOTICE. If Tenant desires to exercise its Extension Option, Tenant will notify Landlord in writing of Tenant’s intention to do so no later than twelve (12) months nor earlier than eighteen (18) months prior to the expiration date of the then current Lease Term. After proper and timely exercise of the Extension Option by Tenant, all references in this Lease to “Lease Term” or “Term” shall be considered to mean the Lease Term as extended, and all references in this Lease to the expiration date or to the end of the Term shall be considered to mean the termination or end of the applicable Option Period.

ARTICLE 4. RENT

4.1. TENANT’S AGREEMENT TO PAY RENT. Commencing as of the Commencement Date, Tenant hereby agrees to pay Minimum Rent and Additional Rent. As used in this Lease, the term “Rent” means the Minimum Rent and Additional Rent.

4.2. MINIMUM RENT.

(a) The minimum amount of rent Tenant shall pay Landlord for each month of the Term is the amount set forth in Section 1.1(g) (the “Minimum Rent”) prorated (on a daily basis) for any partial month and payable with and in addition to the first monthly installment of Minimum Rent due hereunder (i.e., for the first full calendar month of the Term). Thereafter, the Minimum Rent shall be payable in advance, on the first day of each calendar month, at the place to which notices are to be sent to Landlord pursuant to Section 27.3.

●	Upon the Effective Date of this Lease, Tenant shall pay to Landlord an amount equal to the first full month’s Minimum Rent and Tenant’s Pro Rata Share of Common Area Costs, Taxes, and Insurance (“Additional Rent”) in the aggregate amount of $18,121.25 (collectively, “Prepaid Rent”) as prepayment of rent for credit against the first installment(s) of monthly Minimum Rent and Additional Rent due hereunder.

(b) The Minimum Rent during the Option Period shall be adjusted, as of the commencement of the Option Period (the “Rental Adjustment Date”) to the rate defined in Section 3.3 (a).

4.3. RESERVED.

4.4. RESERVED.

4.5. RESERVED.

4.6. ADDITIONAL RENT. In addition to the Minimum Rent, Tenant shall pay all sums of money or charges of any nature required to be paid by Tenant to Landlord pursuant to this Lease, whether or not the same is designated as “Additional Rent”.

4.7. NO DEDUCTION; LATE CHARGE. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Rent due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Accordingly, if any payment of Rent or other charges due hereunder is not received by Landlord in good funds on its due date, Tenant will pay to Landlord a late charge of five percent (5%). The parties agree that such late charge (as well as any other charges under this Lease) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease, at law or in equity. If Tenant fails in two (2) consecutive months to make rental payments within ten (10) days after the due date, Landlord, may require, by giving written notice to Tenant (and in addition to the late charge stated herein, as well as any other rights and remedies accruing pursuant to Article 18, or any other term, provision or covenant of this Lease at law or in equity) that Minimum Rent is to be paid quarterly in advance instead of monthly and that all future rental payments are to be made on or before the due date by cash, cashier’s check or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of Rent as provided in this Lease.

ARTICLE 5. TAXES AND ASSESSMENTS

5.1. TENANT’S PRO RATA SHARE OF TAXES. Subject to Section 8.8, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of all real estate and other ad valorem taxes and assessments of every kind and nature (including, but not limited to, general and special assessments, change in ownership taxes or assessments, liens, bond obligations, business improvement district assessments, license fees or taxes, foreseen as well as unforeseen, tax increases upon a sale or transfer of the Project, and any similar impositions in lieu of other imposition now or previously within the definition of real property taxes or assessments) with respect to that land and improvements on which the Premises is located as it is separately assessed by the taxing authority, as such may change from time to time (the “Tax Parcel”). Such taxes and assessments are collectively called the “Taxes”.

5.2. PAYMENT BY TENANT. The tax payment required under Section 5.1 shall be paid by Tenant, at the times and in the manner provided in Section 8.8.

5.3. RENT TAX: Should any governmental taxing authority acting under any present or future law, ordinance or regulation levy, assess or impose a tax, excise or assessment (other than an income or franchise tax) upon or against or measured by the Rent, or any part of it, Tenant shall pay such tax, excise and/or assessment when due or shall on demand reimburse Landlord for the amount thereof, as the case may be.

5.4. PERSONAL PROPERTY TAXES. Tenant shall be liable for any personal property taxes levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures), and (b) any Tenant improvements or alterations in the Premises (whether installed and/or paid for by Landlord or Tenant).

ARTICLE 6. TENANT’S CONDUCT OF BUSINESS

6.1. OPERATING COVENANT. From and after the Commencement Date, Tenant shall operate the Premises continuously throughout the Term of the Lease and be open for business during the hours between no later than 10:00 pm and no earlier than 5:00 am, seven (7) days a week, Monday through Saturday (the “Operation Period”).

6.2. LANDLORD RECAPTURE RIGHT. In the event that Tenant shall fail to operate its business for a period of thirty (30) consecutive days or more, excluding any period of closing for purposes of restoring the Premises after a casualty or eminent domain taking (collectively, “Permitted Closures”), Landlord, in its sole discretion, and in addition to Landlord’s other rights and remedies at law or in equity, shall have the right to recapture possession of the entire Premises and terminate this Lease by providing Tenant with written notice (“Recapture Notice”) of Landlord’s election to do so at any time after the expiration of such 30-day period. The Recapture Notice shall specify the date that Tenant shall return possession of the Premises to Landlord (“Recapture Date”), which shall be the date which is thirty (30) days following the date Recapture Notice is given, and if Tenant does not reopen the Premises prior to the Recapture Date, the Term of this Lease shall end as of the Recapture Date in the same manner as if the same were the expiration date herein specified, and Tenant shall, on or before the Recapture Date, surrender the Premises in the condition as required by this Lease. In addition to the foregoing, Landlord shall have the right, upon notice to Tenant, to increase the Minimum Rent payable by Tenant under this Lease to one hundred twenty-five percent (125%) of the Minimum Rent that would otherwise be in effect for such period to which Tenant failed to continue to operate its business. Such increased Minimum Rent shall be retroactive to the date of Tenant’s failure to continue to operate and shall continue until Tenant re-opens for business, as determined by Landlord in Landlord’s reasonable discretion.

ARTICLE 7. USE OF PREMISES

7.1. SOLE USE AND TRADE NAME; PROHIBITED USES.

(a) Tenant shall use the Premises for the purpose specified in Section 1.1(k) and for no other purpose whatsoever and shall conduct its business in the Premises solely under the trade name specified in Section 1.1(a). Except as expressly provided in Section 7.1(b), nothing in this Lease shall be construed to grant Tenant an exclusive right to the purpose specified in Section 1.1(k) or any other purpose or use. Tenant shall procure and maintain, at Tenant’s sole expense, any and all permits or licenses required for the transaction of business in the Premises.

(b) In addition to those prohibited uses specified in attached Exhibit F, Tenant shall not: Reserved.

7.2. REQUIREMENTS AND RESTRICTIONS. Tenant agrees that it:

(a) will not, without Landlord’s consent, conduct or permit to be conducted any auction, fire, bankruptcy or going-out-of-business sales, or similar type sale, in connection with the Premises;

(b) except as otherwise specifically permitted herein, will not use or permit the use of any apparatus for sound reproduction or transmission or of any musical instrument in such manner that the sounds so reproduced, transmitted or produced shall be audible beyond the interior of the Premises; will not utilize an advertising medium within the Project which can be seen, heard or experienced outside the Premises, including, but not limited to, flashing lights, searchlights, loudspeakers, phonographs, radio or television; will not display, paint or cause to be displayed, painted or placed, any handbills, bumper stickers or other advertising devices on any vehicle parked on the Project; will not distribute, or cause to be distributed, in the Project any handbills or other advertising devices; and will not conduct or permit any activities that might constitute a nuisance;

(c) will keep all electrical, mechanical and stereo apparatus free of vibration and noise which may be transmitted beyond the confines of the Premises; will not cause or permit strong, unusual, offensive or objectionable noise, odors (other than odors customarily associated with a first-class restaurant use to be emitted from the Premises, subject to Tenant’s obligations in Article 13 below), fumes, dust or vapors to emanate or be dispelled from the Premises; will not burn trash or store or permit accumulations of any trash, garbage, rubbish or other refuse outside of the Premises except in compactors or other receptacles approved by Landlord; and will arrange for increased frequency of trash removal with respect to brewing and related waste;

(d) will not load or permit the loading or unloading of merchandise, supplies or other property, nor ship, nor receive, outside the area and entrance designated therefor by Landlord from time to time; will not permit the parking or standing, outside of said area, of trucks, trailers or other vehicles or equipment engaged in such loading or unloading in a manner to interfere with the use of any Common Areas or any pedestrian or vehicular use and good Project practice; will complete or cause to be completed all deliveries, loading, unloading and services to the Premises between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday;

(e) will not paint or decorate any part of the exterior of the Premises, or change the architectural treatment thereof, or install any visible protective devices such as burglar bars or security shutters or window tinting, without first obtaining Landlord’s written approval and approval by any and all applicable governmental authorities; and will remove promptly upon order of Landlord any paint, decoration or protective device which has been applied to or installed upon the exterior of the Premises without Landlord’s prior approval, or take such other action with reference thereto as Landlord may direct;

(f) will keep the inside and outside of all glass in the doors and windows of the Premises clean; will not place or maintain any merchandise, vending machines or other articles in the vestibule or entry of the Premises, on the footwalks adjacent thereto or elsewhere on the exterior thereof; will obtain Landlord approval for any window displays of signage or merchandise (also subject to any City approvals, if required); will maintain the Premises at Its own expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; and will keep refuse in proper containers on the interior of the Premises until removed from the Premises;

(g) will comply (at its sole cost and expense) with all laws, rules, regulations, orders and guidelines now or hereafter in force relating to or affecting (i) the use, occupancy, alteration or improvement of the Premises as it relates to Tenants business and use of the Premises as a dog daycare, and (ii) any of the improvements to the Premises constructed during the term of this Lease, including Tenant’s initial build-out pursuant to Exhibit C attached hereto and any subsequent alterations made by or on behalf of Tenant pursuant to Article 10 below; provided, that notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible for any structural alterations, modifications or additions to the space above the ceiling surfaces, below the floor surfaces and within the walls of the Project and the Premises (other than interior walls installed by Tenant) required by applicable laws, and such alterations, modification or additions shall be Landlord’s responsibility at Landlord’s sole cost and expense;

(h) will not place, permit or maintain on the exterior walls or roof of the Premises any sign, advertising matter, decoration, lettering, insignia, emblems, trademark or descriptive material (herein called “Signs”) and will not permit any Signs to remain or be placed on any window or door of the Premises unless the same have been approved in writing by Landlord; and will maintain any and all Signs as may be approved in good condition and repair at all times, Landlord reserving the right to do so at Tenant’s expense if Tenant fails to do so after five (5) days’ notice from Landlord; Tenant acknowledges that it will install its approved Signs, on or before the Commencement Date.

(i) will keep the display windows in the Premises electrically lighted and any and all electric signs lighted during all operating hours agreed to herein; and

(j) will not permit any noises or sounds (due to intermittence, beat, frequency, shrillness or loudness) above the legal decibel level permitted, obnoxious odors or nuisances to emanate from the Leased Premises.

(k) will not use the sidewalks adjacent to the Premises, or any other space outside of the Premises, for the sale or display of any merchandise or for other business, occupation or undertaking, in strict accordance with the terms and conditions of this Lease. Should Tenant violate the requirements and restrictions provided herein, Landlord will give Tenant notice of such violation and charge Tenant Two Hundred Fifty and No/100 Dollars ($250.00) for every day of violation occurring after the date that is three (3) days after Landlord’s delivery of such notice to Tenant, provided that Landlord’s acceptance of such fee shall not constitute a waiver of Tenant’s default nor prevent Landlord from exercising any of its other rights and remedies available to Landlord under this Lease, at law or in equity.

7.3. EFFECT ON LANDLORD’S INSURANCE. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, or which will prevent Landlord from procuring such policies with companies acceptable to Landlord, or which will cause an increase in the insurance rates upon any portion of the Project. If Tenant violates any prohibition provided for in the first sentence of this Section 7.3, Landlord may, without notice to Tenant (and without limiting any of Landlord’s other rights and remedies hereunder, at law or in equity), correct the same at Tenant’s expense. Tenant agrees to pay to Landlord as Additional Rent on demand the amount of any increase in premiums for insurance resulting from any violation of the first sentence of this Section 7.3, even if Landlord shall have consented to the doing of or keeping of anything on the Premises which constitutes such a violation (but the payment of such Additional Rent shall not entitle Tenant to violate the provisions of the first sentence of this Section 7.3).

ARTICLE 8. COMMON AREAS

8.1. USE BY TENANT; MAINTENANCE. Tenant and its employees and invitees are, except as otherwise specifically provided in this Lease, authorized, empowered and privileged during the Term to use the Common Areas for their respective intended purposes in common with other persons. Landlord agrees to maintain, as part of Common Area Costs, the Common Areas in good condition and keep the same properly lighted during periods that a majority of the GLA in the Retail Component is open and for a reasonable period thereafter; provided, however, that the manner in which the Common Areas shall be maintained shall be solely determined by Landlord. Landlord shall, during the Operation Period, keep the portion of the Common Areas as is reasonably required for Tenant’s use and operation of the Premises lighted and for a reasonable period thereafter. If any owner or tenant of any portion of the Project maintains Common Areas located upon its parcel or premises (Landlord shall have the right, in its sole discretion, to allow any purchaser or tenant to so maintain Common Areas located upon its parcel or premises and to be excluded from participation in the payment of Common Area Costs), Landlord shall not have any responsibility for the maintenance of that portion of the Common Areas and Tenant shall have no claims against Landlord arising out of any failure of such owner or tenant to so maintain its portion of the Common Areas.

8.2. COMMON AREAS DEFINED. “Common Areas” means all areas, facilities, and improvements provided in the Project from time to time for the convenience and use of patrons of the Project, and shall include, but not be limited to, sidewalks, stairways, service corridors, loading docks, delivery areas, parking areas, landscaped areas, lighting facilities and similar areas and facilities situated within the Project which are not reserved for the exclusive use of any Project occupants. Areas serving exclusively the residential portions of the Project (e.g., hallways) shall not be included within the definition of Common Areas for purposes of this Lease. The Common Areas shall also include the trash area and the grease interceptor; provided, however, that costs incurred by Landlord in connection with maintaining such areas as required under this Article 8 shall not be deemed to be a part of Common Area Costs, but instead shall be billed pro rata to each of the tenants using such facilities from time to time.

8.3. RULES AND REGULATIONS. Tenant agrees to comply with such reasonable rules and regulations as Landlord may deem necessary or advisable for the proper efficient use, operation and maintenance of the Common Areas and all reasonable non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant and other tenants and occupants of the Project by Landlord. Landlord shall use commercially reasonable efforts to enforce such rules and regulations, but in any event shall have no liability to Tenant for the violation or nonperformance by any other tenant or occupant of the Project of any such rules and regulations.

8.4. LANDLORD’S CONTROL. Landlord shall at all times during the Term have the sole and exclusive control, management and direction of the Common Areas and the exclusive right to utilize or make changes to the Common Areas, and may at any time and from time to time during the Term exclude any person from use or occupancy thereof, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who use said areas in strict accordance with the rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant in and to the Common Areas shall at all times be subject to the rights of others to use the same in common with Tenant. Landlord may at any time and from time to time close all or any portion of the Common Areas to make repairs, improvements, alterations or changes and, to the extent necessary in the opinion of Landlord, to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, in each event, without liability to Tenant. Landlord may close temporarily any or all portions of the Common Areas to discourage noncustomer parking on the Project, and use and perform such other acts in and to the Common Areas as Landlord shall determine to be advisable. Provided Landlord does not materially interfere with Tenant’s use of and access to the Premises, Landlord’s rights shall also include, but not be limited to, the right to (a) reasonably change the shape and size of the Common Areas, add, eliminate or change the location of improvements to the Common Areas, including, without limitation, buildings, lighting, and landscape areas and/or (b) utilize the Common Areas, or any part thereof, for promotions, exhibits, carnival type shows, rides, outdoor shows, displays, the leasing of kiosks and food facilities, landscaping, decorative items, and any other use which, in Landlord’s judgment, tends to attract customers to or benefit the customers of the Project.

8.5. Intentionally Omitted.

8.6. Intentionally Omitted.

8.7. COMMON AREA COSTS. “Common Area Costs” means all costs incurred in a manner deemed by Landlord to be reasonable and appropriate and for the best interests of the Project in connection with the operation, maintenance, replacement and repair of the Common Areas.

8.8. TENANT’S PRO RATA SHARE OF COMMON AREA COSTS, TAXES AND INSURANCE. Commencing on the Commencement Date and continuing throughout the remainder of the first twelve (12) full calendar months thereafter, Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of Common Area Costs, Taxes and Insurance in the maximum amount of one dollar and no cents ($1.00) per square foot of GLA in the Premises per month (i.e., payable on the first day of each calendar month of the Term). Such amount shall automatically increase three percent (3%) per year throughout the remainder of the Term of the Lease, including Option Periods if applicable. The Tenant’s pro rata share of common area costs, taxes and insurance shall be limited to this fixed amount, as adjusted annually.

ARTICLE 9. HAZARDOUS SUBSTANCES

9.1. RESTRICTION ON USE. Tenant shall not use or permit the use of the Premises for the generation, storage, treatment, use, transportation, handling or disposal of any chemical, material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any governmental authority, or which, even if not so regulated, may or could pose a hazard to the health or safety of persons on the Premises or other tenants or occupants of the Project or property adjacent thereto, and no such chemical, material or substance shall be brought unto the Premises without the Landlord’s express written approval. Tenant agrees that it will at all times observe and abide by all laws and regulations relating to the handling of such materials and will promptly notify Landlord of (a) the receipt of any warning notice, notice of violation, or complaint received from any governmental agency or third party relating to environmental compliance and (b) any release of Hazardous Materials on the Premises and/or Project. Tenant shall, in accordance with all applicable laws, carry out, at its sole cost and expense, any remediation required as a result of the release of any Hazardous Materials by Tenant or by Tenant’s agents, employees, contractors or invitees, from the Premises and/or Project. Notwithstanding the foregoing, Tenant shall have the right to bring on to the Premises reasonable amounts of cleaning materials and the like necessary for the operation of the Tenant’s business, but Tenant’s liability with respect to such materials shall be as set forth in this Article. The term “Hazardous Material” includes, without limitation (i) those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” under all present and future federal, state and local laws (whether under common law, statute, rule, regulation or otherwise) relating to the protection of human health or the environment, including, without limitation, California Senate Bill 245 (Statutes of 1987, chapter 1302), the Safe Drinking Water and Toxic Enforcement Act of 1986 (commonly known as Proposition 65) and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., all as heretofore and hereafter amended, or in any regulations promulgated pursuant to said laws; (ii) those substances defined as Hazardous Wastes in Section 25117 of the California Health & Safety Code or as Hazardous Substances in Section 25316 of the California Health & Safety Code, or in any regulations promulgated pursuant to said laws; (iii) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law or by the United States government or which are or become classified as hazardous or toxic under federal, state or local laws or regulations, including, without limitation, California Health & Safety Code, Division 20, and Title 26 of the California Code of Regulations; and (iv) any material, waste or substance which contains petroleum, asbestos or polychlorinated biphenyls, designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act of 1977, 33 U.S.C. Sections 1251, et seq., (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. § 1317) or contains any flammable, explosive or radioactive material.

9.2. INDEMNIFICATION. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, Project or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s agents, officers, directors, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant Parties”).

9.3. SURVIVAL. The provisions of this Article shall survive the termination of this Lease.

ARTICLE 10. ALTERATIONS TO PREMISES

10.1. ALTERATIONS; DAMAGES. Tenant shall not make any structural alterations, additions or changes in or to the Premises or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing, or wiring without Landlord’s prior written consent; provided, however, that Tenant shall have the right to make interior non-structural alterations costing (in the aggregate in any twelve (12) month period) less than Twenty-Five Thousand Dollars ($25,000.00) without procuring Landlord’s consent . Notwithstanding the foregoing, any and all alterations, regardless of cost, that utilize the shared vent shaft depicted on Exhibit B shall be subject to Landlord’s review and shall be subject to Landlord’s approval in its sole discretion. Further, in no event shall Tenant make or cause to be made any penetration through any roof, floor or exterior or corridor wall without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion; provided that in additional to Landlord’s consent all alterations, including tenant improvements, must (a) conform with all of the standards of, and (b) be approved prior to the commencement of any work by every applicable governmental authority, including without limitation, the aforementioned agencies. Tenant shall be responsible for any and all damages resulting from any alteration, addition or change Tenant makes, whether or not Landlord’s consent therefor was obtained. Any and all alterations, additions and changes made to the Premises that require Landlord’s consent and are thereafter consented to by Landlord shall be made under the supervision of a licensed architect or licensed structural engineer and in strict accordance with plans and specifications reasonably approved in writing by the Landlord before the commencement of the work and in strict accordance with all necessary governmental approvals and permits, which approvals and permits Tenant shall obtain at its sole expense. All contractors and subcontractors utilized by Tenant shall be subject to Landlord’s prior written approval. Prior to proceeding with any alteration, Tenant shall provide Landlord with at least fifteen (15) days’ prior written notice. In the event that Tenant makes any alterations, Tenant agrees to carry “Builder’s All Risk” insurance in a customary and reasonable amount approved by Landlord covering the construction of such alterations. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such alterations and naming Landlord as a co-obligee. Upon completion of any alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the project management office a reproducible copy of the “as built” drawings of the alterations. All work with respect to any alterations, additions and changes must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of the work. Subject to the terms hereof, any work done by Tenant without Landlord’s consent (except where Landlord’s consent is not required) shall be returned to its original condition at Tenant’s expense upon request by Landlord. Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s engineers and other consultants for review of all plans, specifications and working drawings for Tenant’s alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition to such costs, Tenant shall pay to Landlord, within ten (10) business days after completion of any alterations, the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the alterations to the extent such services are provided in excess of or after the normal on-site hours of such engineers and management personnel.

10.2. COMPLIANCE WITH LAWS. Any permitted changes, alterations and additions made by Tenant shall be performed strictly in accordance with applicable laws, rules, regulations and building codes relating thereto including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990. Tenant shall have the work performed (i) in such a manner so as not to obstruct the access to the Premises or to the premises of any other tenant or obstruct the Common Areas, (ii) so as not to interfere with the occupancy of any other tenant of the Project and (iii) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate. Throughout the performance of Tenant’s alterations, Tenant shall obtain, or cause its contractors to obtain, workers’ compensation insurance and commercial general liability insurance in form and substance satisfactory to Landlord; and, name Landlord an additional insured thereunder.

10.3. INSURANCE AND RECONSTRUCTION. In the event Tenant shall make any alterations, additions or changes to the Premises, none of such alterations, additions or changes need be insured by Landlord under such insurance as Landlord may carry upon the Project, nor shall Landlord be required under any provisions of this Lease to reconstruct or reinstall any such alterations, additions or changes in the event of casualty loss, it being understood and agreed that all such alterations, additions or changes shall be insured by Tenant pursuant to Article 11 and reconstructed by Tenant (at Tenant’s sole expense) in the event of a casualty loss pursuant to Article 12.

ARTICLE 11. LIABILITY, INDEMNITY AND INSURANCE

11.1. LANDLORD’S LIABILITY. Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of any persons or damage to any property on or about the Premises from any cause whatsoever, except to the extent any such matter is not covered by insurance required to be maintained by Tenant under this Lease and is attributable to Landlord’s gross negligence or willful misconduct.

11.2. INDEMNIFICATION BY TENANT. Tenant hereby agrees to indemnify and save Landlord harmless from all claims, actions, judgments, suits, losses, fines, penalties, demands, costs and expenses and liability whatsoever, including reasonable attorneys’ fees, expert fees and court costs (“Indemnified Claims”) on account of (i) any damage or liability occasioned in whole or in part by any use or occupancy of the Premises or by any act or omission of Tenant or the Tenant Parties, (ii) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, Project or elsewhere on the Project; and/or (iii) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant shall not be liable for damage or injury occasioned by the gross negligence or willful acts of the Landlord or its agents, contractors, servants or employees unless such damage or injury arises from perils against which Tenant is required by this Lease to insure and then only to the extent of such insurance. Tenant’s indemnification obligation under this Section 11.2 shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Sections 11.1, 11.2 and 11.7 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

11.3. MUTUAL WAIVERS. Landlord and Tenant hereby waive any rights they may have against each other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, their property, the Premises, its contents, or arising from any risk covered by fire and extended coverage insurance (or would have been covered under any such insurance had such insurance been maintained as required herein). The parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord or Tenant, as the case may be. This release shall be effective only so long as the applicable insurance policies contain a clause to the effect that this release shall not affect the right of the insured to recover under such policies. Each party agrees that its insurance policies will include such a clause only for so long as it is includable without extra cost or, if extra cost is chargeable therefor, only so long as the other party pays such extra cost. If extra cost is chargeable therefor, the party will advise the other of the amount thereof and the other party may, but shall not be obligated to, pay such charge. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

11.4. TENANT’S INSURANCE.

(a) Tenant agrees that, from and after the date of delivery of the Premises, Tenant shall, at Tenant’s sole cost and expense during the Lease Term, obtain and maintain in full force and effect insurance upon all glass and plate glass in the Premises, Special Form (FKA All Risk Insurance) including fire and extended coverage (including earthquake insurance if available at commercially reasonable rates or is otherwise required by Landlord’s lender) upon Tenant’s merchandise, signage, inventory, equipment, heating, ventilating and air conditioning (“HVAC”) equipment, furniture, other personal property, fixtures and all improvements installed in the Premises for the full replacement value thereof, property damage insurance, including sprinkler damage and vandalism and malicious mischief damage and commercial general liability insurance (including liquor liability insurance if applicable) with respect to the Premises and the business conducted by Tenant and any other persons in the Premises. In the event that there shall be a dispute as to the amount that comprises full replacement value, the decision of Landlord or the mortgagees of Landlord shall be presumptive. In addition, Tenant, at Tenant’s sole cost and expense, shall also procure and maintain throughout the Lease Term the following insurance: (i) commercial general liability insurance against claims for bodily injury, personal injury, advertising injury and property damage arising from the Premises, or the use of any portion of the Project by the Tenant or the Tenant Parties, and having limits of not less than (A) $2,000,000 per occurrence, (B) $2,000,000 for the general aggregate (per location), (C) $2,000,000 for the products and completed operations aggregate, (iv) $1,000,000 for personal and advertising injury liability, (D) $50,000 for fire damage liability, and (E) $5,000 for medical payments, which minimum limits may be increased if recommended by Landlord’s consultants or other insurance professionals; (ii) contractual liability insurance covering all contractual indemnities by Tenant contained in this Lease; (iii) business auto liability insurance for ownership, use or maintenance of any automobile with a combined single limit of not less than $2,000,000, if an automobile is used in connection with the operation of Tenant’s business; (iv) employers liability insurance with limits of not less than $500,000 for each accident; $500,000 disease each employee and $500,000 disease - policy limit for death or bodily injury that could be asserted against Landlord, Tenant or the Premises; (v) workers compensation insurance in statutory amounts and limits covering all persons employed in connection with any work done in, on or about the Premises for claims for death or bodily injury that could be asserted against Landlord, Tenant or the Premises; (vi) business income and extra expense insurance with limits of at least one hundred percent (100%) of Tenant’s gross revenue for a twelve (12) month period; (vii) adequate liquor liability insurance, if applicable, protecting Tenant, Landlord and Landlord Parties in connection therewith with policy limits acceptable to Landlord, which shall be a minimum of $2,000,000 for each occurrence and in the aggregate; and (viii) any other form or forms of insurance as Tenant or Landlord, the mortgagees of Landlord or the terms of the DDA may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs. Any policy proceeds from such insurance shall be held in trust by Tenant for the repair, reconstruction, restoration or replacement of the property damaged or destroyed, unless this Lease shall cease and terminate under the provisions of Article 12.

(b) All policies of insurance provided for in Section 11.4(a) shall be issued in form acceptable to Landlord by insurance companies with general policyholders rating of not less than A and a financial rating of Class X as rated in the most currently available “Best’s Insurance Reports” and qualified to do business in the state in which the Premises is located. With respect to Tenant’s property insurance referred to above, Landlord shall be named as a loss payee thereunder. With respect to Tenant’s liability insurance referred to in clauses (i), (ii) and (iii) of Section 11.4(a), Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns shall be named as additional insured thereunder. Tenant shall furnish Landlord with a certificate of the company issuing the insurance referred to in Section 11.4(a), certifying that the same is in full force and effect on the date of Landlord’s delivery of possession of the Premises to Tenant and thereafter within ten (10) days prior to the expiration of each such policy. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall contain a provision that the company writing said policy will give Landlord at least thirty (30) days’ notice in writing in advance of any cancellation or the effective date of any reduction in the amounts of any such insurance policies. All such liability, property damage and other casualty policies shall be written as primary policies which do not contribute to any policies which may be carried by Landlord. All such liability and property damage policies shall contain a provision that Landlord, although named as an additional insured or loss payee thereunder, shall nevertheless be entitled to recover under said policies for any loss occasioned to Landlord and the Landlord Parties by reason of Tenant’s acts or omissions. Any insurance provided for in Section 11.4(a) may be effected by a policy of blanket insurance, covering additional items or locations or insured; provided, however, that the interest of Landlord shall be as fully protected thereby as if Tenant obtained individual policies of insurance the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance and the requirements set forth herein are otherwise satisfied. Tenant’s failure to comply with the foregoing requirements shall constitute an Event of Default hereunder. In addition to the remedies provided in Article 18 of this Lease, Landlord may, but is not obligated to, obtain such insurance and Tenant shall pay to Landlord upon demand as additional rental, the premium cost thereof plus interest at the maximum lawful non-usurious rate from the date of payment by Landlord until paid by the Tenant.

(c) Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering risks upon the Premises for which policies or copies thereof are not delivered to Landlord.

11.5. LANDLORD’S INSURANCE. Landlord may, as part of the Common Area Costs, carry such insurance (and in such amounts) as Landlord determines is advisable.

11.6. COMPLIANCE WITH INSURANCE AND GOVERNMENTAL REQUIREMENTS. Without limiting the generality of Section 7.2(g), Tenant agrees at its sole cost and expense, to comply with all reasonable recommendations and requirements with respect to the Premises, or its use or occupancy, of the insurance underwriters and any similar public or private body, and any governmental authority having jurisdiction over insurance rates with respect to the use or occupancy of the Project, including, but not limited to, installation of fire extinguishers or automatic dry chemical extinguishing systems, any changes, modifications or alterations in the sprinkler system or additional sprinkler heads or the location of partitions, trade fixtures or other contents of the Premises.

11.7. LIMIT OF LANDLORD’S RESPONSIBILITY. Except to the extent such matter is not covered by the insurance required to be maintained by Tenant under this Lease and is attributable to the gross negligence or willful misconduct of Landlord, Landlord shall not, without limiting the generality of Section 11.1 hereof, be responsible or liable to Tenant or the Tenant Parties for (a) any loss or damage that may be occasioned by or through the acts or omissions of persons occupying space in any other part of the Project, (b) any loss or damage resulting to the Tenant or its property from bursting, stoppage or leaking of water, gas, sewer or steam pipes or for any damage caused by water leakage from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (c) loss of property within the Premises from any cause whatsoever or any damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Project, or the public, or caused by construction of any private, public or quasi-public work. All property of Tenant kept or stored in the Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord and is not covered by the insurance required to be maintained by Tenant under this Lease.

ARTICLE 12. RECONSTRUCTION

12.1. LANDLORD’S DUTY TO RECONSTRUCT. None.

12.2. TENANT’S DUTY TO RECONSTRUCT. If any item which Tenant is required to insure pursuant to Section 11.4(a) is damaged or destroyed by any of the risks referred to therein, Tenant shall, within one hundred twenty (120) days thereafter (unless Landlord terminates this Lease pursuant to Section 12.3), commence to repair, reconstruct and restore or replace said items and prosecute the same diligently to completion such that Tenant shall reopen for business in the Premises within the same period of time that Tenant was required to open for business upon Landlord’s initial delivery of possession of the Premises to Tenant. Should Tenant fail to open for business by such date then Section 2.4 of the Lease (pertaining to the increase in Rent) shall apply with full force and effect (without limiting Landlord’s other rights and remedies under this Lease, at law or in equity).

12.3. LANDLORD’S RIGHT TO TERMINATE. Landlord shall have the option to terminate this Lease upon giving written notice to Tenant of exercise thereof within one hundred twenty (120) days after the Project is damaged or destroyed if:

(a) no part of the Premises remains tenantable after damage or destruction thereof from any cause; or

(b) the Project is damaged or destroyed as a result of a risk not covered or substantially not covered (in Landlord’s good faith discretion) by Landlord’s insurance; or

(c) the damage or destruction of the Project occurs during the final eighteen (18) months of the Term; or

(d) fifty percent (50%) or more of the GLA in the Project immediately prior to the damage or destruction is rendered untenantable thereby; or

(e) the holder of any mortgage, deed of trust or other lien requires the use of all or any part of Landlord’s insurance proceeds in satisfaction of all or any part of the indebtedness secured by any such mortgage, deed of trust or other lien.

Unless terminated, this Lease shall continue in full force and effect, and Landlord and Tenant shall perform their respective obligations under Sections 12.1 and 12.2. Upon any termination of this Lease under any of the provisions of this Section 12.3, the Rent shall be adjusted as of the date of such termination and the parties shall be released therefrom without further obligation to the other party coincident with the surrender of possession of the Premises to the Landlord, except for items which have theretofore accrued and are then unpaid and except for those terms and provisions of this Lease which expressly survive the expiration or sooner termination of this Lease.

12.4. ABATEMENT OF RENT. If this Lease is not terminated by Landlord pursuant to Section 12.3 and if the Premises have been rendered wholly or partially untenantable by such damage or destruction, then the Rent, and Additional Rent payable by Tenant under this Lease during the period the Premises are untenantable shall be abated in direct proportion to the percentage of the GLA in the Premises which is untenantable.

12.5. WAIVER OF STATUTORY PROVISIONS. Tenant hereby waives any right to terminate the Lease by reason of damage or casualty loss, including without limitation the provision of California Civil Code Section 1932(2) and 1933(4) and any present or future laws or case decisions to the same effect.

ARTICLE 13. MAINTENANCE OF PREMISES

13.1. LANDLORD’S DUTY TO MAINTAIN. Landlord will, as part of the Common Area Costs, keep the structural portions of the Premises including, the exterior walls, floor slabs (excluding outer floor and floor coverings, walls installed at the request of Tenant, doors, windows and glass), roof of the Project (including, without limitation, roof structure and skin), utility lines (to the point of entry to the Premises), and gutters and downspouts, in good repair. Notwithstanding the foregoing provisions of this Section 13.1, Landlord shall not in any way be liable to Tenant on account of its failure to make repairs unless Tenant shall have given Landlord written notice pursuant to Section 19.1 (below) and provided that any damage arising therefrom shall not have been caused by the negligence or willful act or omission of Tenant or Tenant Parties, (in which event Tenant shall be responsible therefor) or have been caused to any of the items Tenant is required to insure pursuant to Article 11. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successor sections or statutes of similar nature). Tenant waives any right to terminate this Lease or offset or abate Rent by reason of any failure of Landlord to make repairs to the Premises pursuant to this Section 13.1.

13.2. TENANT’S DUTY TO MAINTAIN. Tenant will, at its own cost and expense, maintain the Premises (except that part Landlord has agreed to maintain) in good and tenantable condition, and make all repairs to the Premises and every part thereof as needed. Tenant’s obligations under this Section 13.2 shall include, but not be limited to, modifying, repairing and maintaining items as are required by any governmental agency having jurisdiction thereof (whether the same is ordinary or extraordinary, foreseen or unforeseen), interior walls and glass, and the interior portions of exterior walls, ceilings, utility meters, pipes and conduits within the Premises, and all utility meters, and all pipes and conduits outside the Premises between the Premises and the service meter, all fixtures, HVAC equipment serving the Premises (whether such HVAC equipment is located inside or outside the Premises), sprinkler equipment and other equipment within the Premises, the store fronts and all exterior glass, all of Tenant’s signs, locks and closing devices, and all window sashes, casement or frames, doors and door frames; provided that Tenant shall make no adjustment, alteration or repair of any part of any sprinkler or sprinkler alarm system in or serving the Premises without Landlord’s prior approval. Tenant shall contract with a service company approved by Landlord in writing for the preventive maintenance of the HVAC and a copy of the service contract (which contract shall be subject to Landlord’s approval in writing) shall be furnished by Tenant to Landlord within ten (10) days after Tenant’s opening for business, and a copy of any subsequent contract shall be furnished by Tenant to Landlord within ten (10) days after the same becomes effective. Such service contract must provide for at least four (4) visits, inspections and services each year and the regular changing of filters. Tenant shall maintain efficient and effective devices for preventing and eliminating any unreasonable odors and fumes, cooking or otherwise, which may unreasonably interfere with other tenants’ use, enjoyment or occupancy of their respective premises (and Tenant acknowledges that the Project contains residential units, the occupants of which may have a lower tolerance for such odors and fumes than commercial tenants). All broken glass, both exterior and interior, shall be promptly replaced by Tenant with glass of the same kind, size and quality. Tenant shall permit no waste, damage or injury to the Premises and Tenant shall initiate and carry out a program of regular maintenance and repair of the Premises, including the painting or refinishing of all areas of the interior and the store front, so as to impede, to the extent possible, deterioration by ordinary wear and tear and to keep the same in attractive condition. Tenant will not overload the electrical wiring serving the Premises and will install, at its expense, but only after obtaining Landlord’s prior written approval, any additional electrical wiring which may be required in connection with Tenant’s apparatus. Notwithstanding the foregoing, Landlord shall have the right with ten (10) days prior written notice to Tenant to (a) maintain the HVAC equipment and bill the Tenant through Common Area Costs or otherwise for service of the unit, and (b) bill Tenant for Tenant’s Pro Rata Share of the replacement of any HVAC equipment serving the Premises, unless such replacement is required as a result of the negligence or willful act or omission of Landlord. Tenant shall be responsible for the cost of obtaining, installing and maintaining gas and electric meters. Landlord will provide a sub-meter for water, which Tenant shall install and maintain at its sole cost and expense.

13.3. LANDLORD’S REPAIR OF PREMISES. Landlord shall be under no obligation to make any repairs, replacements, reconstruction, alterations, or improvements to or upon the Premises or the mechanical equipment exclusively serving or within the Premises except as expressly provided for herein.

13.4. LANDLORD’S RIGHT OF ENTRY AND USE.

(a) Landlord and its authorized representatives may enter the Premises at any and all times during usual business hours of the Premises for the purpose of inspecting the same. Tenant further agrees that Landlord may from time to time go upon the Premises and make any repairs to the Premises or to any utilities, systems or equipment located in, above or under the Premises, provided that the same is done at such times and in such a manner as to not unreasonably interfere with the business conducted in the Premises. Nothing herein shall imply any duty on the part of Landlord to perform any such work that under any provision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant’s default in failing to do the same. In the event Landlord performs or causes any such work required by Tenant to be performed, Tenant shall pay the reasonable cost thereof to Landlord forthwith as Additional Rent upon receipt of a bill therefor. Landlord may install pipes, ducts, conduits, wires and other mechanical equipment serving other portions, tenants and occupants of the Project, under or above the Premises, without the same constituting an actual or constructive eviction of Tenant.

(b) Landlord may also enter the Premises at all times for the purpose of showing the Premises to prospective purchasers, mortgagees and, during the last twelve (12) months of the Term only, tenants; provided, however, that during any such time during the Term as Tenant is in default of the Lease beyond applicable notice and cure periods, Landlord shall have the right to show the Premises to prospective tenants. During the last six (6) months of the Term, Landlord may place on the exterior of the Premises a “For Rent” sign, which shall not be obliterated or hidden by Tenant. No exercise by Landlord of any rights provided in Article 13 shall entitle Tenant to any damage for any inconvenience, disturbance, loss of business or other damage to Tenant occasioned thereby, nor to any abatement of Rent. Landlord will exercise its rights under this Section 13.4 in a manner that will not cause unreasonable interference with Tenant’s business.

13.5. MOLD.

(a) Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense, keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease.

(b) Tenant, at its sole cost and expense, shall use reasonable efforts to: (i) regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and (ii) immediately notify Landlord in writing if it observes, suspects, has reason to believe Mold Conditions exist at the Premises.

(c) In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present at the Premises. If such Mold Conditions are determined by Landlord to be present in the Premises, Tenant will promptly cause such Mold Conditions to be remediated and Tenant will bear all of the costs of Landlord’s inspections including, without limitation, any additional inspections to verify that the remediation has been completed to Landlord’s satisfaction. Tenant hereby releases and relieves Landlord from any and all liability for bodily injury or damage to property and hereby waives any and all claims against Landlord related to or allegedly caused by or associated with any mold or Mold Conditions in or on the Premises unless resulting from Landlord’s gross negligence. The provisions of this Section 13.5 shall survive the expiration or earlier termination of this Lease.

13.6. CONFLICTS. If there is a conflict between the provisions of this Article 13 and Article 12, the provisions of Article 12 shall govern.

ARTICLE 14. UTILITIES AND GARBAGE DISPOSAL

14.1. WATER, SANITARY SEWER, TELEPHONE AND ELECTRIC SERVICE. Tenant shall pay for all utilities and sanitary services used within the Premises and make such deposits to assure service as may be required by the utility or sanitary service company providing the same. Landlord shall not be liable for any interruption or failure whatsoever in utility services, nor shall any such failure or interruption constitute an actual or constructive eviction of Tenant from the Premises or result in or give rise to any abatement in any Rent reserved hereunder.

14.2. VENDORS SELECTED BY LANDLORD. Landlord shall have the right to designate vendors to provide utility services and garbage collection services to the Premises, provided the cost of such service is generally competitive in the vicinity of the Project.

14.3. GARBAGE COLLECTION. Upon written request from Landlord, Tenant will, at Tenant’s expense, contract with the service company designated by Landlord for the disposal of all trash and garbage from the Premises. Tenant will furnish to Landlord a copy of such contract prior to opening for business, and a copy of each renewal of such contract shall be furnished to Landlord at least seven (7) days prior to the expiration of the existing contract. Landlord may contract directly with the garbage collection company and allocate a share of the expense to the Tenant based on its prorate share of the retail trash expense.

ARTICLE 15. LIENS

15.1. NO LIENS PERMITTED; DISCHARGE. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall, within ten (10) days after notice of the filing thereof, remove any such lien or encumbrance from record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise, and if Tenant shall fail to do so within the period aforesaid, then, in addition to any other right or remedy, Landlord may discharge the same and bill Tenant for all reasonable costs and expenses, including attorneys’ fees and court costs, incurred by Landlord in connection therewith, as Additional Rent. Tenant shall give Landlord adequate opportunity and Landlord shall have the right at all times to post such notices of nonresponsibility as are provided for in the mechanic’s lien laws of California. In the case of a bona fide dispute with a third party, Tenant shall have the option to post a bond in an amount equal to 150% of the disputed amount relating to the lien.

ARTICLE 16. FIXTURES, PERSONAL PROPERTY AND SIGNAGE

16.1. TENANT’S PROPERTY; REMOVAL. Tenant shall have the right, provided Tenant is not in default under this Lease, at any time and from time to time during the Term, to remove any and all of its trade fixtures, signs and other personal property which it may have stored or installed in the Premises or the Project, provided that any trade fixtures necessary for Tenant’s operation shall be immediately replaced with similar trade fixtures of comparable or better quality so as to render the Premises suitable for conducting the type of business specified in Section 1.1(k). Tenant, at its expense, shall immediately repair any damage occasioned to the Premises by reason of installation or removal of any such trade fixtures, signs and other personal property. If this Lease expires or is terminated for any reason except termination by Landlord pursuant to Section 12.3 and Tenant fails to remove such items from the Premises prior to such expiration or termination, or if this Lease is terminated by Landlord pursuant to Section 12.3 and Tenant fails to remove such items from the Premises on or before fourteen (14) days after the effective date of such termination, then in any such event all such trade fixtures, signs and other personal property shall thereupon become the property of Landlord, without further act by either party hereto to the extent permitted by applicable law, unless Landlord elects to require their removal, in which case Tenant agrees to promptly remove same and restore the Premises to its prior condition at Tenant’s expense.

16.2. IMPROVEMENTS TO PREMISES. All improvements to the Premises by Tenant, including, but not limited to, the items furnished pursuant to the Tenant Improvements, other alterations, changes and additions by Tenant, light fixtures, floor coverings and partitions, but excluding trade fixtures and signs, shall become the property of Landlord upon expiration or earlier termination of this Lease; provided, however, that Landlord may designate by written notice to Tenant those items of Tenant Improvements or other alterations, changes or additions which shall be removed by Tenant at the expiration or termination of this Lease, in which event Tenant shall, at its expense, promptly remove the same and repair any damage to the Premises caused by such removal.

16.3. SIGNAGE. Tenant shall, at its sole cost and expense, erect one or more of its standard corporate signs (i.e., as to colors and logos) on the exterior elevations of the Premises, which signs shall: (a) use Tenant’s standard corporate colors and logo, (b) be in strict conformity with any guidelines or sign criteria adopted by Landlord with respect to the Project, including, without limitation, the sign criteria set for in Exhibit C-1 attached hereto and made a part hereof, be in accordance with all applicable laws, (c) be installed by a contractor or other party which meets with Landlord’s prior approval, and (d) be otherwise subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), subject to satisfaction of the criteria in (a) through (d) above). Tenant shall not install or erect any other signs, advertisements or other visual displays at, on or in the Premises which are visible from the exterior thereof without the prior written approval of Landlord. Landlord, at Tenant’s sole cost and expense, may remove any signs or displays that are not in compliance with this Section 16.3.

ARTICLE 17. ASSIGNMENT AND SUBLETTING

17.1. RESTRICTIONS ON ASSIGNMENT. Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises or enter into any license or concession agreements (collectively or individually, a “Transfer”), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold. In no event may Tenant encumber or hypothecate this Lease. The consent by Landlord to any Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law. Any attempted transfer, assignment, subletting license or concession agreement, or hypothecation shall be void and no force and effect and shall confer no rights upon any third person and shall be a violation of this Section 17.1, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Any transfer of this Lease from Tenant by merger, consolidation, liquidation or otherwise by operation of law, including, but not limited to, an assignment for the benefit of creditors, shall be included in the term “assignment” for the purposes of this Lease and shall be a violation of this Section 17.1. Irrespective of any Transfer, Tenant shall remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

17.2. Intentionally Omitted.

17.3. REQUIREMENT FOR PROPOSED ASSIGNMENT. In the event that Tenant proposes any transfer of this Lease or transfer of leasehold interest, Tenant shall notify Landlord in writing by certified mail at least forty-five (45) days before the date on which the transfer is to be effective, and, included with such notice, furnish Landlord with: (i) the name of the entity receiving such transfer (the “Transferee”); (ii) a detailed description of the business of the Transferee, (iii) audited (current) financial statements of the Transferee; (iv) all written agreements governing the transfer; and (v) any other information reasonably requested by the Landlord. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay to Landlord a fee of One Thousand Five Hundred and No/100 Dollars ($1,500.00) (the “Administrative Fee”) to compensate Landlord for its administrative and processing costs and expenses in connection with such Transfer, as well as reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, and consultants’ fees) (collectively with the Administrative Fee, the “Transfer Costs”). If Landlord consents to such Transfer, the Transfer Costs shall be due and payable concurrently with the execution and delivery of the transfer documents to which Landlord has consented to. Failure to promptly pay the Transfer Costs shall constitute an Event of Default. No transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder.

17.4. TRANSFER PREMIUM. If Landlord consents to a proposed transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord one hundred percent (100%) of any “Transfer Premium,” as that term is defined in this Section 17.4, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such transferee in connection with the transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the transfer (on a per rentable square foot basis if less than all of the Premises is transferred); provided, however, such Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by transferee to Tenant in connection with such transfer, and any payment in excess of fair market value for services rendered by Tenant to transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to transferee in connection with such Transfer. In the event of any assignment or subletting, it is understood and agreed that all rentals paid to Tenant by an assignee or sublessee shall be received by Tenant in trust for Landlord, to be forwarded immediately to Landlord (to be applied as a credit and offset to Tenant’s Rent obligations)

17.5. PERMITTED TRANSFERS. Notwithstanding the foregoing, Tenant may, upon thirty (30) days’ prior written notice to, but without the consent of Landlord, assign all of Tenant’s interest in this Lease to an Affiliate of Tenant or sublet the Premises to an Affiliate of Tenant (as defined below) (each, a “Permitted Transfer”); provided, however, that each of the following conditions is met in the event of any such Permitted Transfer: (a) Tenant furnishes to Landlord (and Landlord approves) an assumption agreement in which the transferee assumes and agrees to comply with and perform all of the terms and conditions of this Lease; (b) all of the terms and conditions of this Lease shall continue unmodified and remain in full force and effect; (c) notwithstanding any Permitted Transfer, Tenant shall be and remain primarily liable for the payment of Rent and all other amounts reserved in this Lease and for the performance of all the provisions, covenants and conditions set forth in this Lease on Tenant’s part to be kept and performed; (d) Tenant shall have delivered the Transfer Costs to Landlord, and (e) no default or breach by Tenant under this Lease shall be existing. An “Affiliate of Tenant” means any (i) entity or organization which is directly or indirectly, or through one or more intermediaries, controlled by, or under the common control with Tenant. The term “control” means the possession, directly or indirectly, of the power to cause the direction of the management and policies.

ARTICLE 18. DEFAULTS BY TENANT

18.1. EVENTS OF DEFAULT. The occurrence of any of the following shall each constitute an event of default of this Lease by Tenant (each an “Event of Default”):

(a) any part of the Rent required to be paid by Tenant under this Lease shall at any time be unpaid for five (5) days after written notice that any such Rent is due, provided, however, that Landlord shall be obligated to provide Tenant such written notice of default or failure only a maximum of two (2) times during any calendar year, and in the event of two (2) such defaults by Tenant during any calendar year, the next default shall be an automatic default hereunder without any further obligations on the part of Landlord provide notice thereof; provided further, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure.

(b) Tenant fails in the observance or performance of any of its other covenants, agreements or conditions provided for in this Lease, and said failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant (unless such failure cannot reasonably be cured within thirty (30) days and Tenant shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same, which cure shall occur no later than sixty (60) days from the date of such notice from Landlord); provided, however, that Landlord shall be obligated to provide Tenant such written notice of default or failure only a maximum of two (2) times during any calendar year, and in the event of two (2) such defaults by Tenant during any calendar year, the next default shall be an automatic default hereunder without any further obligations on the part of Landlord to provide notice thereof; provided further, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure.

(c) Tenant fails, after the date on which it is required by this Lease to open the Premises for business with the public, to be open for business as required by this Lease (i.e., for such a period that would entitle Landlord to recapture the Premises in accordance with Section 6.2 above), or vacates or abandons the Premises;

(d) the estate created in Tenant or any Guarantor hereof is taken in execution or by other process of law, or all or a substantial part of the assets of Tenant or any Guarantor hereof is placed in the hands of a liquidator, receiver or trustee (and such receivership or trusteeship or liquidation continues for a period of thirty (30) days), or Tenant or any such Guarantor makes an assignment for the benefit of creditors, or admits in writing that it cannot meet its obligations as they become due, or is adjudicated a bankrupt, or Tenant or any such Guarantor institutes any proceedings under any federal or state insolvency or bankruptcy law as the same now exists or under any amendment thereof which may hereafter be enacted, or under any other act relating to the subject of bankruptcy wherein the Tenant or any such Guarantor seeks to be adjudicated as bankrupt, or to be discharged of its debts, or to effect a plan of liquidation, composition or reorganization, or should any involuntary proceedings be filed against Tenant or any such Guarantor under any such insolvency or bankruptcy law (and such proceeding not be removed within ninety (90) days thereafter). If any insolvency proceedings, such as those referred to in this Section 18.1(d), are instituted against Tenant, the Premises shall not become an asset in any such proceedings;

(e) Tenant assigns or otherwise transfers this Lease or subleases the Premises without prior written consent of Landlord (if required);

(f) Tenant does or permits to be done anything which creates a lien upon the Premises and the same is not discharged within ten (10) days after written notice thereof to Tenant; or

(g) any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect.

18.2. LANDLORD’S REMEDIES. Upon the occurrence of any Event of Default, in addition to all other remedies available to Landlord at law or in equity, Landlord shall have the option to pursue any one or more of the fallowing alternative and cumulative remedies without any notice or demand whatsoever and which rights and remedies are afforded to Landlord as provided by Section 1951.2 of the California Civil Code.

(a) Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving Tenant written notice of such intention to terminate, in which event Landlord may recover from Tenant all of the following (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves reasonably could have been avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves reasonably could be avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to: unamortized Tenant improvement costs; attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, alterations and any other items which Tenant is required under this Lease to remove but does not remove; plus (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Default Rate allowed by applicable law and as used in (iii) above, the ‘‘worth at the time award shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) To the extent permitted by California law, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(c) In the event Landlord elects to re-enter the Premises under (b) above or takes possession of the Premises pursuant to any proceedings or notice provided by law or Tenant vacates or abandons the Premises, but Landlord does not elect to terminate this Lease as provided in this Section 18.2, to the extent permitted by California law, Landlord may from time to time without terminating this Lease either recover from Tenant all Rent as it becomes due (pursuant to California Civil Code Section 1951.4) or relet the Premises or any part thereof upon such terms and conditions as Landlord in its sole discretion may deem advisable, with the right of Landlord to make alterations and repairs to the Premises. In the event of any such reletting, rental and other charges received by Landlord therefrom shall be applied in the following order: (i) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, (ii) to the payment of all costs of such reletting, (iii) to the payment of the costs of any alterations and repairs to the Premises, and (iv) the payment of Rent end other charges due and unpaid hereunder. The residue, if any, shall be held by Landlord and applied in payment of future Rent and other charges due hereunder, as the same may become due. In the event the rental and other charges received by Landlord from all such reletting are at any time less than the then aggregate of (i) through (iv) above. Tenant shall pay such deficiency to Landlord immediately upon demand therefor, but not more often than monthly.

(d) No re-entry or taking possession of the Premises by Landlord pursuant to this Section 18.2 shall be construed as an election to terminate this Lease unless a written notice of such intention shall be given to Tenant or unless such termination shall be decreed by a court of competent jurisdiction and Landlord may enforce all of Landlord’s rights and remedies hereunder, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

(e) In any action for unlawful detainer commenced by Landlord against Tenant by reason of any default hereunder, the reasonable rental value of the Premises for the periods of the unlawful detainer shall be the amount of Rent reserved in this Lease for such period, unless Landlord or Tenant shall provide to the contrary by competent evidence. The rights and remedies reserved to Landlord herein, including those not specifically described, shall be cumulative, and except as otherwise provided by then applicable California law, Landlord may pursue any or all of such rights and remedies at the same time or otherwise.

No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention signed by or on behalf of Landlord is given to Tenant Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for a previous Event of Default by Tenant. Should Landlord at any time terminate this Lease for any Event of Default, in addition to any other remedies Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, including, but not limited to, the cost of recovering the Premises and reasonable attorneys’ fees, all of which amounts shall be immediately due and payable from Tenant to Landlord. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or in equity, nor shall pursuit of any remedy herein or otherwise provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions or covenants herein contained. The loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any repossession and/or reletting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following repossession. All interest and any late charges imposed pursuant to this Lease shall be considered Additional Rent due from Tenant under the terms of this Lease.

18.3. ATTORNEYS’ FEES AND COSTS. In the event that any action, suit or other proceeding is initiated concerning or arising out of this Lease, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom from the non-prevailing party.

18.4. RENT PAYABLE BY TENANT. For all purposes of Article 18, in determining the Rent which would be payable by Tenant hereunder subsequent to an Event of Default, Rent for each year of the unexpired Term shall be deemed to be the amount of Rent payable by Tenant during the twelve (12) calendar months immediately preceding the Event of Default.

18.5. TENANT’S PROPERTY TO REMAIN. If there is an Event of Default, in addition to Landlord’s other rights and remedies herein, or available to Landlord at law or in equity, Landlord shall have the right to cause Tenant to transfer title (free and clear of all liens and encumbrances) to all of the Tenant’s fixtures and improvements used in the operation of the restaurant, but excluding therefrom Tenant’s trade fixtures and other personal property. Landlord shall have the right to take the exclusive possession of same and to use same, without cost, and Tenant shall execute such documents as may be reasonably required to document such transfer of title. Alternatively, at Landlord’s option, Landlord may require Tenant to forthwith remove same. Tenant, at its expense, shall immediately repair any damage occasioned to the Premises by reason of installation or removal of any such items.

18.6. TENANT’S WAIVER OF REDEMPTION. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds (i) Section 3275 of the California Civil Code and Sections 1174(c) and 1179 of the California Code of Civil Procedure and any other right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

18.7. COSTS UPON DEFAULT AND LITIGATION. Tenant shall pay to Landlord and its mortgagees as additional rent all the reasonable expenses incurred by Landlord or its mortgagees in connection with the exercise of any remedy by reason of any Event of Default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel reasonably approved by Landlord and/or its mortgagees and shall pay all reasonable costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

ARTICLE 19. LIABILITY OF LANDLORD

19.1. LANDLORD’S DEFAULT. Except as otherwise provided in this Lease, Landlord shall not be in default under this Lease unless Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and Landlord shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same). The liability of Landlord hereunder and any recourse by Tenant against Landlord shall be limited solely and exclusively to Landlord’s interest in the Project including all rents, profits and proceeds therefrom. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Project. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease or to the extent of a levy on such rent pursuant to a final judgment for money damages; (b) Tenant shall have no right to terminate this Lease; and (c) Tenant’s rights and remedies hereunder shall be limited to the extent that (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in this Section 19.1 and elsewhere in this Lease. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease.

19.2. TRANSFER OF LANDLORD’S INTEREST. In the event of the sale or other transfer of Landlord’s interest in the Premises (except in the case of a sale-leaseback financing transaction in which Landlord is the lessee), Landlord, without further act by either party, shall be released from all liability and obligations hereunder arising out of any act, occurrence or omission relating to the Premises or this Lease occurring after the consummation of such sale or transfer. Tenant agrees to attorn to any successor, assignee, mortgagee or ground lessor of Landlord.

ARTICLE 20. SUBORDINATION AND ATTORNMENT

20.1. SUBORDINATION OF LEASE. This Lease is subject and subordinate to the lien of all mortgages, deeds of trust, security instruments, ground leases, easement agreements and any covenants, conditions and restrictions (collectively, “Superior Interests”) now or hereafter covering all or any part of the Project, and to all amendments, modifications, consolidations, renewals, replacements and extensions thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.

20.2. TENANT’S ATTORNMENT. In the event of any proceedings brought for the enforcement of any instrument of any Superior Interest holder (including but not limited to a mortgage or lease), Tenant shall, upon demand by the Superior Interest holder attorn to and recognize such Superior Interest holder as Landlord under this Lease. In the event of a sale of assignment of Landlord’s interest under this Lease or in the Premises, Tenant shall attorn to and recognize such purchaser or assignee as Landlord under this Lease without further act by Landlord or such purchaser or assignee. Tenant hereby waives its rights under any current or future law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale.

20.3. FURTHER ASSURANCES. Tenant shall, within ten (10) days following Landlord’s request, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. All costs and expenses pertaining to Tenant’s execution and delivery of any such instrument shall be borne by Tenant. If Tenant fails to execute and deliver any such instrument within said ten (10) day period, Tenant shall be in default hereunder without the benefit of any additional notice or cure periods specified in this Lease.

ARTICLE 21. ESTOPPEL CERTIFICATES

21.1. TENANT’S AGREEMENT TO DELIVER. Within ten (10) days after request therefor from Landlord, Tenant agrees to execute and deliver to Landlord, or to such other addressee or addressees as Landlord may designate (and any such addressee may rely thereon), a statement in writing certifying that, inter alia, (i) the Lease is in full force and effect and unmodified or describing any modifications; (ii) Tenant has accepted the Premises; (iii) Landlord has performed all of its obligations under the Lease arising prior to the date of the certificate or describing any exceptions thereto that may exist at that time; (iv) there are no defenses or offsets against the enforcement of this Lease or stating with particularity those claimed by Tenant; (v) the current Minimum Rent and Additional Rent and (vi) the date to which Rent has been paid. The estoppel certificate shall also contain any other information reasonably requested by Landlord. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.

21.2. FAILURE OF TENANT TO GIVE ESTOPPEL. If Tenant fails to deliver to Landlord an executed estoppel certificate required by Section 21.1 within the time described herein and fails to object in writing specifying with particularity the manner in which the requested estoppel certificate is untrue, it shall be conclusively deemed that the matters set forth in the requested estoppel are true and correct as of the date of the request. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord pursuant to Section 21.1 above.

ARTICLE 22. QUIET ENJOYMENT

22.1. FAITHFUL PERFORMANCE. Provided Tenant is not in default hereunder beyond all applicable notice, grace and cure periods, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord.

ARTICLE 23. SURRENDER AND HOLDING OVER

23.1. DELIVERY AFTER TERM. Tenant shall deliver and surrender to Landlord possession of the Premises upon the expiration or earlier termination of this Lease, broom clean, free of debris, in good order, condition and state of repair (except as may be Landlord’s obligation under this Lease and ordinary wear and tear), and shall deliver the keys at the office of Landlord in the Project or to Landlord at the address to which notices to Landlord are to be sent pursuant to Section 27.3. If not sooner terminated as herein provided, this Lease shall terminate at the end of the Term as provided for in Article 3 without the necessity of notice from either Landlord or Tenant to terminate the same, Tenant hereby waiving notice to vacate the Premises and agreeing that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of premises from a tenant holding over.

23.2. EFFECT OF HOLDING OVER; RENT. If Tenant or any party claiming under Tenant remains in possession of the Premises, or any part thereof, after any termination or expiration of this Lease, no tenancy or interest in the Premises shall result therefrom, but such holding over shall constitute as an unlawful detainer and all such parties shall be subject to immediate eviction and removal, and Tenant shall upon demand pay to Landlord, as liquidated damages, a sum equal to all Additional Rent provided for in this Lease during any period which Tenant shall hold the Premises after the Term has terminated or expired, plus an amount equal to One Hundred Fifty percent (150%) of the Minimum Rent in effect immediately prior to such termination or expiration. In addition, Tenant shall indemnify, protect, defend (by counsel approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from such failure to surrender, including, without limitation, any claim made by any succeeding tenant based thereon. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. The foregoing provisions of this Section 23.2 are in addition to, and do not affect, Landlord’s right or re-entry or any other rights of Landlord hereunder or otherwise provided by law or equity.

ARTICLE 24. CONDEMNATION

24.1. ALL OF PREMISES TAKEN. If at any time during this Lease the whole of the Premises shall be taken either permanently or temporarily by any right of eminent domain or conveyance in lieu thereof (each being hereinafter referred to as “condemnation”), this Lease shall terminate as of the earlier of the date that title shall vest in the condemning authority or the date that the possession shall be taken by the condemning authority, and Tenant shall pay Rent and perform all of its other obligations under this Lease up to that date with a proportionate refund by Landlord of any Rent that may have been paid in advance for a period subsequent to the date of taking.

24.2. LESS THAN ALL OF PREMISES TAKEN. If at any time during this Lease less than all but more than twenty-five percent (25%) of the GLA in the Premises is taken for a period in excess of one hundred eighty (180) days, then Landlord and Tenant shall have the right to terminate this Lease upon notice in writing to the other party within ninety (90) days after possession is taken by such condemnation. If this Lease is so terminated, it shall terminate as of the earlier of the date that title shall vest in the condemning authority or the date that the possession shall be taken by the condemning authority, and Tenant shall pay Rent and perform all of its other obligations under this Lease up to the effective date of such termination. If this Lease is not so terminated, it shall terminate only with respect to the parts of the Premises so taken as of the date possession is taken by such condemning authority, and thereafter the Rent shall be reduced in proportion to the GLA of the Premises so taken. Landlord agrees, at Landlord’s cost and expense, to restore the Premises on the land remaining to a complete unit of like quality and character as existed prior to such taking; provided that Landlord shall not be required to expend more on such restoration that the condemnation award received by Landlord (less all expenses, costs, legal fees and court costs incurred by Landlord in connection with such award).

24.3. PROJECT TAKEN. If at any time during this Lease any part of the Project (including any easement appurtenant to Landlord’s interest therein) is taken by condemnation so as to render, in Landlord’s reasonable judgment, the remainder unsuitable (in Landlord’s discretion) for its use as a retail project, Landlord shall have the right to terminate this Lease upon notice in writing to Tenant within one hundred twenty (120) days after possession is taken by such condemnation. If Landlord so terminates this Lease, it shall terminate as of the day possession is taken by the condemning authority, and Tenant shall pay Rent and perform all of its obligations under this Lease up to that date.

24.4. OWNERSHIP OF AWARD. Landlord shall be entitled to the entire award and/or payment in connection with any condemnation of all or any part of the Project, including, but not limited to, all damages as compensation for diminution in value of the leasehold, reversion, and fee, without any deduction or offset therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all of its right, title and interest to any such award and/or payment. Tenant shall not because of such taking assert any claim against Landlord or the condemning authority for any compensation because of such taking, except that Tenant shall have the right to file any separate claim for any taking of Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant.

24.5. CONFLICTS. If there is a conflict between the provisions of this Article 24 and Article 13, the provisions of Article 24 shall govern.

24.6. WAIVER OF TERMINATION RIGHT. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

ARTICLE 25. INTENTIONALLY DELETED.

ARTICLE 26. INTENTIONALLY DELETED.

ARTICLE 27. MISCELLANEOUS

27.1. INTERPRETATION.

(a) The captions appearing in this Lease are inserted only as a matter of convenience and in no way amplify, define, limit, construe or describe the scope or intent of such sections of the Lease.

(b) The neuter, feminine or masculine pronoun when used herein shall each include each of the other genders and the use of the singular shall include the plural.

(c) The printed provisions of this Lease were drawn together by Tenant and Landlord, so that this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

27.2. RELATIONSHIP OF PARTIES. Nothing herein contained shall be construed as creating any relationship between the parties other than the relationship of Landlord and Tenant, nor cause either party to be responsible in any way for the acts, debts or obligations of the other.

27.3. NOTICES.

(a) Any notice, demand, request, approval, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to, addressed to the party to be notified at the address of such party set forth in Section 1.1(r), or to such other address as such party may from time to time designate by notice to the other in accordance with this Section. Notices delivered personally or sent same day courier will be effective immediately upon delivery to the addressee al the designated address; notices sent by overnight courier will be effective one (1) business day after-acceptance by the service for delivery; notices sent by mail will be effective three (3) business days after mailing.

(b) No notice if required to be given to Landlord shall be effective for any purpose unless and until a true copy thereof is given to each mortgagee of Landlord’s estate, provided Tenant has previously been given written notice of the name and address of such mortgagee.

27.4. SUCCESSORS. This Lease shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been made and consented to in accordance with the provisions of this Lease.

27.5. BROKER’S COMMISSION. Landlord has engaged the Broker identified in Section 1.1 (p). Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid exclusively by Tenant. Tenant shall indemnify, defend (by counsel reasonably approved in writing by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by agent or finder undisclosed by Tenant herein. Landlord shall indemnify, defend (by counsel reasonably approved in writing by Tenant) and hold Tenant harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from any breach by Landlord of the foregoing representation, including, without limitation, any claims that may be asserted against Tenant by any broker, agent or finder undisclosed by Landlord herein. The foregoing indemnities shall survive the expiration or earlier termination of this Lease.

27.6. Intentionally Omitted.

27.7. ENTIRE AGREEMENT.

(a) There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof.

(b) This Lease, including the Exhibits and any addenda, sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Project. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced in writing, signed by them and mutually delivered between them.

27.8. OTHER TENANTS. Landlord reserves the absolute right to affect such other tenancies in the Project, as Landlord shall determine in the exercise of its sole business judgment. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or occupant or number of tenants or occupants shall occupy any space in the Project.

27.9. GOVERNING LAW. The laws of the State of California shall govern the validity, performance and enforcement of this Lease.

27.10. WAIVER.

(a) The waiver by Landlord of any term, covenant, agreement or condition herein shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition. The acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any prior default by Tenant, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such prior default at the time of acceptance of such Rent No covenant, term, agreement or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord.

(b) No waiver of any covenant, term, agreement or condition of this Lease or legal right or remedy shall be implied by the failure of Landlord to declare a forfeiture, or for any other reason. No waiver by Landlord in respect to one or more tenants or occupants of the Project shall constitute a waiver in favor of any other tenant Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by Tenant.

27.11. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any such check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

27.12. LANDLORD’S SELF-HELP. If Tenant at any time fails to perform any of its obligations under this Lease in accordance with this Lease, Landlord shall have the right, but not the obligation to perform such obligations on behalf of and for the account of Tenant and to take all such action necessary to perform such obligations without liability to Tenant for any loss or damage which may result to Tenant’s stock or business by reason of such action. In such event, Landlord’s reasonable costs and expenses incurred therein shall be paid for by Tenant as Additional Rent, with interest thereon at the Default Rate from the date that Landlord performs such work, if such work is performed by Landlord, or the date that Landlord pays for such work, if performed by others. The performance by Landlord of any such obligation shall not constitute a release or waiver of Tenant therefrom.

27.13. RECORDING. Tenant agrees that it will not record this Lease (or any portion thereof), nor will it record a short memorandum thereof.

27.14. JOINT AND SEVERAL LIABILITY. If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each of them shall be joint and several. In like manner, if the Tenant named in this Lease shall be a partnership or other business association, the members of which are, by virtue of statute or general law, subject to personal liability, the liability of each such member shall be joint and several.

27.15. EXECUTION OF LEASE. The submission of this Lease for examination does not constitute a reservation of or option for the Premises or any other space within the Project and shall vest no right in either party. This Lease shall become effective as a Lease only upon execution and legal delivery thereof by the parties, together with the execution and delivery to Landlord of a Guaranty in the form annexed hereto by the Guarantor(s), if any, named in Section 1.1(k) end the delivery by Tenant to Landlord of any documents and monies (if any) required to be delivered by Tenant to Landlord upon Tenant’s execution and delivery of this Lease to Landlord. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document

27.16. WAIVER OF JURY TRIAL; JUDICIAL REFERENCE. The parties hereby waive, to the fullest extent permitted by law, the right to trial by jury in any litigation arising out of or relating to this Lease. If the jury waiver provisions of this Section 27.16 are not enforceable under California law, then the provisions of Exhibit G shall apply.

27.17. TIME OF THE ESSENCE. Time is of the essence of each and every obligation under this Lease.

27.18. CONFIDENTIAL TERMS. Tenant hereby agrees not to disclose the terms of this Lease to anyone other than Tenant’s attorneys, accountants, officers and directors. This restriction on disclosure shall survive the termination of this Lease.

27.19. Intentionally omitted.

27.20. AUTHORITY. The persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly organized, authorized and validly existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the Premises is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the Tenant’s organizational / corporate documents, and (c) this Lease is binding upon Tenant and Landlord in accordance with its terms.

27.21. FINANCIAL STATEMENTS. Upon ten (10) days’ prior written request from Landlord (which Landlord may make at any time during the Term but no more often than two (2) times in any calendar year), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and the Guarantor(s) of this Lease, and (b) financial statements of Tenant and any such Guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer of Tenant (if Tenant is a corporation or limited liability company) or a general partner of Tenant (if Tenant is a partnership).

27.22. NON-DISCRIMINATION. There will be no discrimination against or segregation of any person or group of persons on account of race, color, religion, national origin, sex, sexual orientation, AIDS, AIDS-related condition, age, marital status, disability or handicap, or Vietnam Era veteran status in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the land leased.

ARTICLE 28. SECURITY DEPOSIT

28.1. SECURITY. Tenant shall concurrently with Tenant’s execution and delivery of this Lease to Landlord, deposit with Landlord the Security Deposit required by Section 1.1(n) as security for the full and faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be performed by Tenant during the Term. The Security Deposit is not, and may not be construed by Tenant to constitute, Rent for the last month or any portion thereof. Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any other amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenants default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant within ten (10) business days following the expiration of the Lease Term, provided that Landlord may retain the Security Deposit until such time as any amount due from Tenant under this Lease has been determined and paid in full. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 27.1 and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any Tenant Parties. Notwithstanding anything to the contrary in this Lease, if Tenant is not in default with respect to any provisions of this Lease during Lease Term, including, but not limited to, the provisions relating to the payment of Rent, then (i) Landlord shall apply a portion of the Security Deposit to Rent then due and owing by Tenant (the “Deposit Credit”) and the Security Deposit shall be deemed to be reduced by the Deposit Credit. The Deposit Credit shall be equal to the following amounts: Rent payment month 13- $15,260.00, rent payment month 25- $15,260.00, rent payment month 37- $16,213.75 and rent payment month 49- $16,213.75. For the avoidance of doubt, in the event of the forgoing, after Landlord applies the Deposit Credit to Tenant’s Rent, the Security Deposit shall be deemed to be the original amount identified in Section 1.1(n) less the Deposit Credit received and neither Landlord nor Tenant shall have any obligation to restore the Security Deposit to the amount identified in Section 1.1(n) for any reason whatsoever.

28.2. TRANSFER OF DEPOSIT. In the event of a sale of the Project (or any portion thereof), the Landlord shall have the right to transfer this Security Deposit to the vendee and Landlord shall thereupon be released from all liability for the return of such Security Deposit, and the Tenant shall look solely to the new landlord for the return of the Security Deposit. The Security Deposit deposited under this Lease shall not be mortgaged, assigned or encumbered by the Tenant without the written consent of the Landlord.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the Effective Date.

LANDLORD:

RWBP HIGHLAND, L.P, a California limited partnership

By:	/s/ Scott McCarter
Name:	Scott McCarter
Its:	Manager of general partner
DATE:
(Execution Date)

TENANT:

LIMITLESS ENTERTAINMENT GROUP INC. a Florida corporation

By:	/s/ Jaspreet Mathur
Name:	Jaspreet Mathur
Its:	CEO
Tax I.D. #: 39-4673388
DATE:	October 17, 2025
(Execution Date)